Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Aircraft Solutions, Inc. Announces the Sale of a Boeing 737 Aircraft to our New Client Aerovista

TUCSON, Ariz.--January 20, 2005--Global Aircraft Solutions, Inc. (OTCBB:
GACF.OB) today announced the purchase and sale of a Boeing 737 aircraft to Aerovista of the United Arab Emirates. Aerovista has requested that the specific commercial terms of this transaction remain confidential. However, similar aircraft typically sell for $1,750,000 to $2,500,000. Global Aircraft Solutions' wholly owned subsidiary, Hamilton Aerospace Technologies, Inc. negotiated this sale and will perform approximately $300,000 in refurbishment work on the aircraft as part of the overall transaction. Aerovista is a new customer for Global, and has committed to acquiring a second similar aircraft in the near term. Global expects to book this transaction in the first quarter 2005.

John Sawyer, President of Global Aircraft Solutions, stated, "Aerovista is a dynamic growing airline servicing a rapidly expanding air transportation market between the Middle East, CIS and African countries." Alden Crowley, Director of International Sales for Hamilton Aerospace stated "We are excited to be selected as a service provider by Aerovista and we look forward to building a close long term relationship between our two companies."

Dmitriy Korshunov, Sales & Marketing Manager for Aerovista, said, "We are pleased to have found a company like Hamilton Aerospace that can help us meet our fleet acquisition needs in a competent and customer-friendly manner. Hamilton's industry contacts and extensive technical capabilities combine to provide cost-effective turnkey service that is very attractive to our company."

 About Global Aircraft Solutions

- Global Aircraft Solutions provides parts support and maintenance, repair and overhaul (MRO) services for large passenger jet aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet, both divisions of Global Aircraft Solutions, operate from adjacent facilities comprising about 30 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include United Parcel Service, Falcon Air Express, Jetran International, Goodrich Corporation, AAR, National Jet Systems, Pemco, San Antonio Aerospace, Pegasus Aviation, Northern Air Cargo and Asia Pacific Airlines.

Global's website is located at WWW.GLOBALAIRCRAFTSOLUTIONS.COM. The Hamilton Aerospace website is located at WWW.HAMAEROTECH.COM.

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Except for the historical information presented, the above statements are
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations thereunder. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the airline industry, demand for Global Aircraft Solutions' services, and competitive pricing pressures. In addition, other risks are detailed in Global's Form 10-KSB filed on March 3, 2004. These statements speak only as of above date, and Global disclaims any intent or obligation to update them.



Contact:
     Global Aircraft Solutions
     Gordon Hamilton, (520) 294-3481
     DHAMILTON@HAMAEROTECH.COM
              or
     Alliance Advisors, LLC
     Alan Sheinwald, 914-244-0062
     ASHEINWALD@ALLIANCEADVISORS.NET